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Edison International

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The following email was sent to certain Edison International shareholders on April 10, 2014:

Subject: Edison International Supplemental Proxy Material

I am forwarding supplemental information regarding our shareholder proposal.  Please don't hesitate to contact me or our Vice President for Investor Relations, Scott Cunningham, if you have any questions or would like to discuss it with us.

Barbara E. Mathews
Corporate Secretary

EDISON INTERNATIONAL
Annual Meeting of Shareholders to be held on April 24, 2014

Supplemental Information Regarding Item 4:
Shareholder Proposal Regarding an Independent Board Chairman

Dear Edison International Shareholder:

Shareholders are being asked to vote on a shareholder proposal requesting that the Board of Directors adopt a policy that the Chairman of the Board be an independent director. The Board believes it is in the shareholders' best interests to have flexibility to determine the best leadership structure for the company based on the circumstances, and has recommended a vote against the proposal.

We are writing to you to address the Institutional Shareholder Services (ISS) vote recommendation on this proposal. ISS has recommended a vote in favor of the proposal. But ISS confirms that our company has:

•	A robust independent lead director

•	No significant governance concerns

•	A board that is substantially independent

•	Completely independent key board committees

•	The clearly delineated duties necessary to counterbalance a combined CEO/Chairman role

ISS has based its recommendation on total shareholder return performance. We do not believe the company’s TSR performance warrants adoption of a policy requiring the Chair to be independent.

•	Our total shareholder return was in the top quartile of the Philadelphia Utility Index companies for the one and three year periods ending March 31, 2014

•	Our stock price increased approximately 22%, significantly out-performing both the S&P 500 and Philadelphia Utility indices, during the first quarter of 2014

•
The value of an investment in Edison International has increased each year during Mr. Craver’s tenure as Chairman and CEO, outperforming our Philadelphia Utility Index peers over this time. See “Comparison of Five-Year Cumulative Total Return” in Item 5 of our 2013 Form 10-K

•	Evidence of a link between good company performance and having an independent chair is lacking

Other factors demonstrating that we have strong corporate governance practices and independent leadership on the Board, with effective oversight of management, include:

•	Our directors are elected by a majority vote

•	Our shareholders with 10% of our shares may call a special meeting

•	Our non-employee directors meet regularly in executive sessions led by the Lead Director without the CEO present

•	Our Compensation Committee has an effective process to evaluate the CEO’s performance in achieving company goals and objectives relevant to his compensation

•	Our Lead Director conducts an annual review of the CEO’s performance, which is discussed by the Board in executive session without the CEO present

We urge shareholders to carefully consider whether they agree with the ISS recommendation in this case. The Board recommends that you vote “Against” the shareholder proposal.